AMENDMENT NO. 1

TO THE SUBADVISORY AGREEMENT

This Amendment No. 1 (the “Amendment”), made and entered into as of March 22, 2021, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and William Blair Investment Management, LLC, a Delaware limited liability company (“Subadviser”), dated March 19, 2019 (the “Agreement”).

WHEREAS, Investment Manager desires to retain Subadviser to provide investment advisory services to an additional mutual fund, Variable Portfolio – Partners Small Cap Value Fund, and Subadviser is willing to render such investment advisory services; and

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto, to add, effective May 1, 2021, Variable Portfolio – Partners Small Cap Value Fund as a “Fund” covered by the Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Inclusion of additional Fund. All references to the “Fund” in the Agreement shall mean, and it hereby does mean, each “Fund” identified on the amended Schedule A attached to this Amendment.

Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

2.	Delegation. Section 1 of the Agreement shall be, and hereby is, amended by adding the following as paragraph (g):

“(g)

Delegation. To the extent permitted by law, the Subadviser may from time to time employ or associate itself with such person or persons, including its affiliates, as it believes to be particularly fitted to assist it in the execution or performance of its obligations under this Agreement other than the provision of advisory services to the Fund; provided, however, that the use of such persons will not relieve the Subadviser from any obligation or duty under this Agreement, and provided further that the nature of the services provided by any such person will not require such person to have a separate written contract pursuant to the 1940 Act.

Document Number: 362042

Notwithstanding the foregoing, the Subadviser may engage one or more SEC-registered investment advisers as sub-sub-advisers to provide subadvisory services to the Fund (each a “Sub-Sub-Adviser”); provided, however, that (i) Subadviser provides reasonable advance written notice to Investment Manager, (ii) any engagement is subject to a written contract in conformity with Section 15(c) of the 1940 Act and is conditioned on the Fund Board’s and, if required by the 1940 Act, Fund shareholders’ prior approval, (iii) no additional charges, fees or other compensation will be paid for such services by the Investment Manager or Fund, (iv) Subadviser hereby agrees to provide reasonably prompt written notice to the Investment Manager of any changes required to be made to the disclosure in the Fund’s registration statement relating to the Fund’s portfolio managers provided by Subadviser or any Sub-Sub- Adviser, and (v) Subadviser hereby agrees that it will remain fully liable to the Investment Manager and the Fund for its obligations hereunder regardless whether services hereunder are provided by Subadviser or any Sub-Sub-Adviser. The Subadviser hereby agrees that any information provided to the Investment Manager as part of the Compliance Program and ongoing certifications pursuant to Section 1(b) hereof, shall cover the services provided by the Subadviser and any Sub-Sub-Adviser engaged by the Subadviser pursuant to this Section 1(g). The Subadviser further agrees that it shall be liable for the performance of its obligations under this Agreement, and for the acts and omissions of any Sub-Sub-Adviser or any other persons to whom it has delegated its obligations (together with any Sub-Sub-Advisers, “Subadviser-Delegatees”) as it is for its own acts and omissions, and references to Subadviser herein shall be deemed to include reference to any Subadviser-Delegatee.”

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Document Number: 362042

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		William Blair Investment Management, LLC

By:	/s/ David Weiss	By:	/s/ Doug Kryscio
	Signature		Signature

Name:	David Weiss	Name:	Doug Kryscio
	Printed		Printed

Title:	Assistant Secretary	Title:	Partner

Document Number: 362042

AMENDMENT NO. 1 TO THE SUBADVISORY AGREEMENT

SCHEDULE A AS OF MAY 1, 2021

[SCHEDULE LISTING FUND AND FEE RATE OMITTED]

Document Number: 362042